Exhibit 10-AA-1

Arrangement between Ford Motor Company
and William Clay Ford, Jr. dated February 27, 2006

On February 27, 2006, the Compensation Committee of Ford's Board of Directors and William Clay Ford, Jr., Ford's Chairman and Chief Executive Officer, agreed to clarify the terms of Mr. Ford's compensation arrangements relating to Mr. Ford's eligibility to receive certain Restricted Stock Equivalents. In March 2005, the Compensation Committee approved an arrangement whereby one-half of the value of Mr. Ford's usual long-term incentive grant (normally a grant of stock options) was replaced with an opportunity to earn up to a target amount of Restricted Stock Equivalents based on his performance during 2005. Since the arrangement began in March 2005, the Committee did not intend that it would be covered by the May 11, 2005, agreement whereby Mr. Ford and the Committee agreed that Mr. Ford would forego any "new" compensation until the Company's Automotive sector has achieved sustainable profitability. Mr. Ford will not take part in any similar program or receive any salary, bonus, or long-term compensation for 2006, unless allowed under the May 11, 2005 agreement. Mr. Ford has committed to donate shares representing any final award he receives from this 2005 performance-based opportunity to charitable organizations of his choice when the restriction period lapses and the Restricted Stock Equivalents convert to unrestricted shares of common stock in 2007.